UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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LVIP Ivy Mid Cap Growth Managed Volatility Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP Ivy Mid Cap Growth Managed Volatility Fund

(the “Fund”)

Dated: July 7, 2015

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust held on December 8-9, 2014 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the Fund between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”), and Ivy Investment Management Company (“Ivy”). Ivy began managing the day-to-day investment operations of the Fund on May 1, 2015. This information statement provides you with important information about Ivy and the New Sub-Advisory Agreement.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of that term under the Investment Company Act of 1940 (“Independent Trustees”), to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with Ivy on behalf of the Fund to be effective as of April 30, 2015. The New Sub-Advisory Agreement replaced the prior sub-advisory agreement (the “Prior Sub-Advisory Agreement”) between the Adviser and Columbia Management Investment Advisers, LLC dated September 21, 2012, which was approved by the Board on June 12, 2012. Under the terms of the New Sub-Advisory Agreement, Ivy makes investment decisions for the Fund assets that the Adviser allocates to Ivy and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets, subject to the supervision of the Adviser.

II.	Board Considerations on the New Sub-Advisory Agreement

At its meeting held on December 8-9, 2014, the Board met to consider, among other things, the approval of the New Sub-Advisory Agreement.

The Independent Trustees reported that they had reviewed materials provided by the Adviser, Lincoln National Life Insurance Company (“Lincoln Life”), and Ivy prior to the meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of investment management and sub-advisory agreements and the factors that they should consider in evaluating such agreements.

Among other information, the Adviser, Lincoln Life, and Ivy provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, information comparing the investment performance, advisory fees and total expenses of the Fund to other funds, information about sub-advisory fees, profitability and/or financial condition, and compliance and regulatory matters.

The Independent Trustees and their independent legal counsel met separately from the “interested” Trustee, Trust officers and Lincoln Life and the Adviser’s employees to consider the approval of the New Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendations to the Board of Trustees.

Based upon their review, the Independent Trustees concluded that it was in the best interests of the Fund that the New Sub-Advisory Agreement be approved and, accordingly, recommended to the Board of Trustees the approval of the New Sub-Advisory Agreement.

In considering the approval of the New Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Nature, Extent and Quality of Services. In considering the approval of the New Sub-Advisory Agreement, the Board considered the nature, extent and quality of services to be provided by Ivy under the New Sub-Advisory Agreement. The Board considered the criteria used by the Adviser in seeking a replacement sub-adviser for the Fund, including favorable risk, return and style characteristics as well as diversified sources of alpha over multiple time periods with a lower level of risk. The Board considered the reasons provided by the Adviser for recommending a new sub-adviser, the backgrounds of the investment professionals proposed to service the Fund and Ivy’s investment philosophy. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage arrangements, soft dollar policies and compliance matters. The Board noted that the New Sub-Advisory Agreement contained substantially the same terms as those in place under the current sub-advisory agreements for the other funds in the Trust. The Board concluded that the services to be provided by Ivy were expected to be satisfactory.

Performance. The Board considered performance information provided by Funds Management comparing the annual performance of a comparable Ivy Fund — the Ivy VIP Mid Cap Growth (the “Ivy Fund”) — to the Russell 2500 Growth Total Return index and the Russell Mid Cap Growth TR USD index (together the “Russell indexes”) for the calendar years 2006 to 2013 and for 2014, through September 30, 2014 (“2014 year-to-date”) and compared the Fund’s performance in 2013 and 2014 year-to-date (the Board considered that prior to September 2012 another sub-adviser served the Fund). The Board noted that the Ivy Fund had outperformed the Russell indexes on a total return basis in each of 2007 to 2011 and underperformed the Russell indexes in 2006, 2012 and 2013. The Board noted that the Fund outperformed the Ivy Fund in 2013 on a total return basis although the Fund underperformed the Ivy Fund and the Russell indexes in the 2014 year-to-date period. The Board also reviewed standard deviation for the same time periods noting that the standard deviation of the Ivy Fund was lower than the Russell indexes in each of 2007 to 2013 and 2014 year-to-date and was lower than the Fund’s standard deviation in 2013 and 2014 year-to-date. The Board noted that the Ivy Fund outperformed the Russell indexes in bear and volatile periods and with lower standard deviation than the Russell indexes and concluded that Ivy’s historical performance was generally strong. The Board concluded that the services to be provided by Ivy were expected to be acceptable.

Sub-advisory Fee. The Board noted that the sub-advisory fee schedule was commensurate with and lower than or the same rate as other, similarly situated clients of Ivy. The Board considered that the proposed sub-advisory fee was negotiated between the Adviser and Ivy, an unaffiliated third party, and that the Adviser would compensate Ivy from its advisory fee and concluded the proposed sub-advisory fee was reasonable.

Profitability, Economies of Scale and Fallout Benefits. With respect to Ivy’s estimated profitability as sub-adviser, the Board considered Ivy’s statement that the fees were the same rate as fees charged to other registered fund clients in the Mid Cap Growth strategy and noted that the sub-advisory fee was negotiated between the Adviser and Ivy. With respect to additional potential benefits, the Board noted that Ivy would have increased opportunities to act as investment manager to institutional accounts and would have the ability to use soft dollars.

Conclusion. Based on all the information considered and conclusions reached, the Board determined that the terms of the New Sub-Advisory Agreement were fair and reasonable and that approval of the agreement was in the best interests of the Fund.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated April 30, 2015 and has an initial two-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Other than the effective date and the name of the sub-adviser, the New Sub-Advisory Agreement is generally the same in all material respects to the Prior Sub-Advisory Agreement. Under the New Sub-Advisory Agreement, Ivy will make investment decisions for the Fund assets that the Adviser allocates to Ivy and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by (a) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to Ivy; (b) the Adviser, on sixty days’ written notice to Ivy; (c) Ivy, on 90 days’ written notice to the Adviser; or (d) by mutual written consent of the Adviser and Ivy. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment or delegation (unless the Adviser has by prior written consent agreed to the delegation) or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

The New Sub-Advisory Agreement will not affect the fees or expenses paid by the Fund because the Adviser pays the sub-advisory fees. The Fund paid the Adviser investment advisory fees at an effective annual rate of 0.76% of net assets or $1,907,638 for the fiscal year ended December 31, 2014. The Adviser, in turn, paid sub-advisory fees for the Fund at an effective annual rate of 0.40% of net assets or $1,018,361 for the fiscal year ended December 31, 2014. Had the New Sub-Advisory Agreement been in effect for that same time period, the Adviser would have paid sub-advisory fees to the Sub-Adviser at an effective annual rate of 0.38% of net assets or $957,480, a decrease of 6% as compared to the Prior Sub-Advisory Agreement.

IV.	Information About Ivy

Ivy is located at 6300 Lamar Avenue, Overland Park, KS 66202. Ivy operates as a wholly owned, direct subsidiary of Waddell & Reed Financial, Inc. (“Waddell & Reed”). Waddell & Reed traces its investment heritage back to 1937. The firm focuses on asset management and distribution of investment policies. As of December 31, 2014, Waddell & Reed had total assets under management of approximately $123.7 billion.

The following table provides the names and principal occupations of Ivy’s directors and executive officers. The address of each of the directors and executive officers is 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217.

Name	Principal Occupation
Henry J. Herrmann	Chief Executive Officer, Chairman of the Board, President, Director
Michael L. Avery	Executive Vice President, Director
Brent K. Bloss	Chief Financial Officer, Senior Vice President, Director, Trustee
Thomas W. Butch	Chief Marketing Officer, Senior Vice President
Wendy J. Hills	Senior Vice President, General Counsel
Kristen A. Richards	Chief Compliance Officer, Senior Vice President, Associate General Counsel
Philip J. Sanders	Chief Investment Officer, Senior Vice President, Director
John E. Sundeen, Jr.	Chief Administrative Officer, Executive Vice President, Director
Kurt A. Sundeen	Chief Operations Officer, Senior Vice President

A.	Comparable Funds

Ivy provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Fund. Although the investment objectives and strategies of the funds listed below may be similar to the Fund’s, the nature of the services Ivy provides may be different.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (in $ millions, as of 12/31/2014)
Ivy Mid Cap Growth Fund	Management Fees: 0.85% on assets up to $1 billion 0.83% on assets between $1-2 billion 0.80% on assets between $2-3 billion 0.76% on assets over $3 billion	4,991
Waddell & Reed Advisors New Concepts Fund	Management Fees: 0.83% on assets up to $2 billion 0.80% on assets between $2-3 billion 0.76% on assets over $3 billion	1,900
Ivy Funds VIP Mid Cap Growth Portfolio	Management Fees: 0.83% on assets up to $2 billion 0.80% on assets between $2-3 billion 0.76% on assets over $3 billion	557
Sub-Advised Fund #1	Sub-Advisory Fees: 0.30% on assets up to $2 billion 0.25% on assets over $2 billion	86
Sub-Advised Fund #2	Sub-Advisory Fees: 0.30% on assets up to $2 billion 0.25% on assets over $2 billion	874

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (in $ millions, as of 12/31/2014)
Sub-Advised Fund #3	Sub-Advisory Fees: 0.40% of assets up to $150 million 0.35% of assets between $150-300 million 0.33% of assets between $300-600 million 0.30% of assets between $600-800 million When total average daily net assets of each Fund exceed $800 million, rate will be 0.30% on all assets, above and below $800 million.	129

B.	Payments of Commissions to Affiliated Brokers

As of December 31, 2014, Ivy was affiliated with the following affiliated broker-dealers: Ivy Funds Distributor, Inc. and Waddell & Reed, Inc. The Fund did not pay any brokerage commissions to brokers affiliated with Ivy for the fiscal year ended December 31, 2014.

V.	Purchases of Ivy’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving Ivy or any entity controlling, controlled by or under common control with Ivy.

VI.	Ownership of Shares

Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the Fund’s beneficial owners/shareholders because they direct the voting of the Fund’s shares. This information statement is being mailed on or about July 17, 2015 to the Fund’s beneficial owners of record as of June 12, 2015 (the “Record Date”). As of the Record Date, the Fund had 1,948,315 outstanding Standard Class shares and 22,840,978 outstanding Service Class shares. As of the Record Date, The Litow Family Heritage Trust, 25650 Mulholland Hwy, Calabasas, California 91302 beneficially owned 119,014.48 (6.11%) shares of the Fund. To the knowledge of the Trust, as of the Record Date, no other beneficial owner/shareholder owned 5% or more of the Fund’s shares.

To the knowledge of the Trust, as of the Record Date, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at One Granite Place, Concord, New Hampshire 03301. The Adviser is a wholly-owned subsidiary of Lincoln Life, which is a wholly-owned subsidiary of Lincoln National Corporation.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Trust paid LFD $117,010,916 for the fiscal year ended December 31, 2014.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2014.

Administrator

The Trust’s administrator, Lincoln Life, is located at 1300 S. Clinton St., Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Trust paid Lincoln Life $3,516,257 for fund administration services during the fiscal year ended December 31, 2014.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

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